SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) (c), AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                           (Amendment No. ___________) (1)


                           CliniChem Development Inc.
                                (Name of Issuer)


                   Callable Class A Common Stock, no par value
                         (Title of Class of Securities)


                                    186906103
                                 (CUSIP Number)


                                 August 28, 1998
             (Date of Event which Requires Filing of this Statement)


      Check the  appropriate  box to designate  the rule  pursuant to which this
Schedule is filed:

      [ ]  Rule 13d-1(b)

      [X]  Rule 13d-1(c)

      [ ]  Rule 13d-1(d)

-----------
      1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
===============================
 CUSIP No. 186906103
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY
                      49,200
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                  8   SHARED DISPOSITIVE POWER

                      49,200
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         49,200
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                            [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.8 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 28 Pages

                                       13G
===============================
 CUSIP No. 186906103
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY
                      91,400
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                  8   SHARED DISPOSITIVE POWER

                      91,400
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         91,400
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                            [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.4 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 28 Pages

                                       13G
===============================
 CUSIP No. 186906103
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY
                      21,200
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                  8   SHARED DISPOSITIVE POWER

                      21,200
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         21,200
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                            [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.8 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 28 Pages

                                       13G
===============================
 CUSIP No. 186906103
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY
                      13,300
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                  8   SHARED DISPOSITIVE POWER

                      13,300
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         13,300
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                            [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.5 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 28 Pages

                                       13G
===============================
 CUSIP No. 186906103
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY
                      4,500
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                  8   SHARED DISPOSITIVE POWER

                      4,500
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,500
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                            [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.2 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 28 Pages

                                       13G
===============================
 CUSIP No. 186906103
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY
                      146,700
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                  8   SHARED DISPOSITIVE POWER

                      146,700
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         146,700
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                            [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.4 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 28 Pages

                                       13G
===============================
 CUSIP No. 186906103
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY
                      179,600
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                  8   SHARED DISPOSITIVE POWER

                      179,600
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         179,600
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                            [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.6 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 28 Pages

                                       13G
===============================
 CUSIP No. 186906103
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Argentina
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY
                      326,300
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                  8   SHARED DISPOSITIVE POWER

                      326,300
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         326,300
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                            [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         12.1 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 28 Pages

                                       13G
===============================
 CUSIP No. 186906103
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         South Africa
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY
                      326,300
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                  8   SHARED DISPOSITIVE POWER

                      326,300
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         326,300
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                            [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         12.1 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 28 Pages

                                       13G
===============================
 CUSIP No. 186906103
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY
                      326,300
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                  8   SHARED DISPOSITIVE POWER

                      326,300
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         326,300
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                            [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         12.1 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 28 Pages

                                       13G
===============================
 CUSIP No. 186906103
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY
                      179,600
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                  8   SHARED DISPOSITIVE POWER

                      179,600
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         179,600
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                            [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.6 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 28 Pages

                                       13G
===============================
 CUSIP No. 186906103
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY
                      326,300
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                  8   SHARED DISPOSITIVE POWER

                      326,300
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         326,300
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                            [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         12.1 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 28 Pages

                                       13G
===============================
 CUSIP No. 186906103
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY
                      326,300
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                  8   SHARED DISPOSITIVE POWER

                      326,300
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         326,300
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                            [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         12.1 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 28 Pages

                                       13G
===============================
 CUSIP No. 186906103
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY
                      326,300
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                  8   SHARED DISPOSITIVE POWER

                      326,300
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         326,300
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                            [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         12.1 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 28 Pages

                                       13G
===============================
 CUSIP No. 186906103
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY
                      326,300
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                  8   SHARED DISPOSITIVE POWER

                      326,300
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         326,300
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                            [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         12.1 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 28 Pages

                                       13G
===============================
 CUSIP No. 186906103
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY
                      326,300
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                  8   SHARED DISPOSITIVE POWER

                      326,300
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         326,300
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                            [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         12.1 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 17 of 28 Pages

                                       13G
===============================
 CUSIP No. 186906103
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY
                      326,300
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-

  PERSON WITH
                ------=========================================================
                  8   SHARED DISPOSITIVE POWER

                      326,300
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         326,300
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                            [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         12.1 %
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 18 of 28 Pages

Item 1.     Issuer

      (a)   Name of Issuer:

            CliniChem Development Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            275 Armand-Frappier Boulevard, Laval, Quebec, Canada H7V 4A7

Item 2.     Identity and Background.

      A. Farallon Capital Partners, L.P. ("FCP")

            (a)   Farallon Capital Partners, L.P.

            (b)   c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza
                  Suite 1325
                  San Francisco, CA  94111

            (c)   California

            (d)   Callable Class A Common Stock, no par value (the "Shares")

            (e)   CUSIP No. 186906103

      B. Farallon Capital Institutional Partners, L.P. ("FCIP")

            (a)   Farallon Capital Institutional Partners, L.P.

            (b)   c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza
                  Suite 1325
                  San Francisco, CA  94111

            (c)   California

            (d)(e) The  information  set forth in (d) and (e) of Item 2(A) above is incorporated herein.

      C. Farallon Capital Institutional Partners II, L.P. ("FCIP II")

            (a)   Farallon Capital Institutional Partners II, L.P.

                              Page 19 of 28 Pages

            (b)   c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza
                  Suite 1325
                  San Francisco, CA  94111

            (c)   California

            (d)(e) The  information  set forth in (d) and (e) of Item 2(A) above is incorporated herein.

      D. Farallon Capital Institutional Partners III, L.P. ("FCIP III")

            (a)   Farallon Capital Institutional Partners III, L.P.

            (b)   c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza
                  Suite 1325
                  San Francisco, CA  94111

            (c)   Delaware

            (d)(e) The  information  set forth in (d) and (e) of Item 2(A) above is incorporated herein.

      E. Tinicum Partners, L.P. ("Tinicum")

            (a)   Tinicum Partners, L.P.

            (b)   c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza
                  Suite 1325
                  San Francisco, CA  94111

            (c)   New York

            (d)(e) The  information  set forth in (d) and (e) of Item 2(A) above is incorporated herein.

      F. Farallon Capital Management, L.L.C. ("FCMLLC")

            (a)   Farallon Capital Management, L.L.C.

            (b)   One Maritime Plaza
                  Suite 1325
                  San Francisco, CA  94111

                              Page 20 of 28 Pages

            (c)   Delaware

            (d)(e) The  information  set forth in (d) and (e) of Item 2(A) above is incorporated herein.

      G. Farallon Partners, L.L.C. ("FPLLC")

            (a)   Farallon Partners, L.L.C.

            (b)   c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza
                  Suite 1325
                  San Francisco, CA  94111

            (c)   Delaware

            (d)(e) The  information  set forth in (d) and (e) of Item 2(A) above is incorporated herein.

      H.   Enrique H. Boilini ("Boilini")

            (a)   Enrique H. Boilini

            (b)   c/o Farallon Capital Management, L.L.C.
                  75 Holly Hill Lane
                  Greenwich, CT  06830

            (c)   Argentina

            (d)(e) The  information  set forth in (d) and (e) of Item 2(A) above is incorporated herein.

      I. David I. Cohen ("Cohen")

            (a)   David I. Cohen

            (b)   c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza
                  Suite 1325
                  San Francisco, CA  94111

            (c)   South Africa

            (d)(e) The  information  set forth in (d) and (e) of Item 2(A) above is incorporated herein.

                              Page 21 of 28 Pages

      J. Joseph F. Downes ("Downes")

            (a)   Joseph F. Downes

            (b)   c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza
                  Suite 1325
                  San Francisco, CA  94111

            (c)   United States

            (d)(e) The  information  set forth in (d) and (e) of Item 2(A) above is incorporated herein.

      K. Fleur E. Fairman ("Fairman")

            (a)   Fleur E. Fairman

            (b)   c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza
                  Suite 1325
                  San Francisco, CA  94111

            (c)   United States

            (d)(e) The  information  set forth in (d) and (e) of Item 2(A) above is incorporated herein.

      L. Jason M. Fish ("Fish")

            (a)   Jason M. Fish

            (b)   c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza
                  Suite 1325
                  San Francisco, CA  94111

            (c)   United States

            (d)(e) The  information  set forth in (d) and (e) of Item 2(A) above is incorporated herein.

      M. Andrew B. Fremder ("Fremder")

            (a)   Andrew B. Fremder

                              Page 22 of 28 Pages

            (b)   c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza
                  Suite 1325
                  San Francisco, CA  94111

            (c)   United States

            (d)(e) The  information  set forth in (d) and (e) of Item 2(A) above is incorporated herein.

      N. William F. Mellin ("Mellin")

            (a)   William F. Mellin

            (b)   c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza
                  Suite 1325
                  San Francisco, CA  94111

            (c)   United States

            (d)(e) The  information  set forth in (d) and (e) of Item 2(A) above is incorporated herein.

      O. Stephen L. Millham ("Millham")

            (a)   Stephen L. Millham

            (b)   c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza
                  Suite 1325
                  San Francisco, CA  94111

            (c)   United States

            (d)(e) The  information  set forth in (d) and (e) of Item 2(A) above is incorporated herein.

      P. Meridee A. Moore ("Moore")

            (a)   Meridee A. Moore

            (b)   c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza
                  Suite 1325
                  San Francisco, CA  94111

                              Page 23 of 28 Pages

            (c)   United States

            (d)(e) The  information  set forth in (d) and (e) of Item 2(A) above is incorporated herein.

      Q. Thomas F. Steyer ("Steyer")

            (a)   Thomas F. Steyer

            (b)   c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza
                  Suite 1325
                  San Francisco, CA  94111

            (c)   United States

            (d)(e) The  information  set forth in (d) and (e) of Item 2(A) above is incorporated herein.

      With respect to the persons or entities listed above: (i) FCP is filing with respect to the Shares held by it; (ii) FCIP is filing with respect to the Shares held by it: (iii) FCIP II is filing with respect to the Shares held by it; (iv) FCIP III is filing with respect to the Shares held by it; (v) Tinicum (collectively, with FCP, FCIP, FCIP II and FCIP III, the "Partnerships") is filing with respect to the Shares held by it; (vi) FCMLLC is filing with respect to the Shares held by Farallon Capital Offshore Investors, Inc., a British Virgin Islands corporation ("Offshore"), and certain other accounts managed by FCMLLC (together with Offshore, the "Managed Accounts" 1); (vii) FPLLC is filing with respect to the Shares held by each of the Partnerships; (viii) each of Boilini, Cohen, Downes, Fish, Fremder, Mellin , Millham, Moore and Steyer is filing with respect to the Shares held by each of the Partnerships and the Managed Accounts; and (ix) Fairman is filing with respect to the Shares held by each of the Partnerships (FCP, FCIP, FCIP II, FCIP III, Tinicum, FCMLLC, FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer shall collectively be referred to hereafter as the "Reporting Persons").

       The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. Each of Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owner of all such Shares. Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. Each of FCMLLC, FPLLC,

------------
      2 Of the Shares reported by FCMLLC on behalf of the Managed Accounts, 2,300 Shares (equal to approximately 0.1 % of the total Shares currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

                              Page 24 of 28 Pages

Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer hereby disclaims any beneficial ownership of any such Shares.

Item  3. If this statement is filed  pursuant to Rule  13d-1(b),  or 13d-2(b) or
      (c), check whether the person filing is a:

      (a)   [ ] Broker or Dealer  registered  under  Section 15 of the  Exchange
                Act.

      (b)   [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

      (e)   [ ] An   Investment    Adviser   in    accordance    with   Rule
                13d-1(b)(1)(ii)(E);

      (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(ii)(F);

      (g) [ ] A Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(ii)(G);

      (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [ ] A church plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;

      (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.     Ownership

      (a)   Amount Beneficially Owned:

            The information set forth in Row (9) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

      (b)   Percent of Class:

            The information set forth in Row (11) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

      (c)   Number of shares as to which such person has:

                              Page 25 of 28 Pages

            (i)   sole power to vote or to direct the vote:

                  The information set forth in Row (5) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

            (ii)  shared power to vote or to direct the vote:

                  The information set forth in Row (6) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

            (iii) sole power to dispose or to direct the disposition of:

                  The information set forth in Row (7) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

            (iv)  shared power to dispose or to direct the disposition of:

                  The information set forth in Row 8 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

      The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. Each of Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owner of all such Shares. Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer hereby disclaims any beneficial ownership of any such Shares.

Item 5.     Ownership of Five Percent or Less of a Class

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not Applicable.

                              Page 26 of 28 Pages

Item 8.     Identification and Classification of Members of the Group

            Not Applicable.

Item 9.     Notice of Dissolution of Group

            Not Applicable.

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 27 of 28 Pages

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: August 28, 1998


                        /s/ David I. Cohen
                        ----------------------------------------
                        FARALLON PARTNERS, L.L.C.,
                        on its own behalf and as General Partner of
                        FARALLON CAPITAL PARTNERS, L.P.,
                        FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., and TINICUM PARTNERS, L.P.
                        by David I. Cohen
                        Managing Member


                        /s/ David I. Cohen
                        ----------------------------------------
                        FARALLON CAPITAL MANAGEMENT, L.L.C.
                        by David I. Cohen
                        Managing Member


                        /s/ David I. Cohen
                        ----------------------------------------
                        David I. Cohen, individually and as
                        attorney-in-fact for each of Enrique H. Boilini, Joseph F. Downes, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, William F. Mellin, Stephen L. Millham, Meridee A. Moore, and Thomas F. Steyer.


      The Powers of Attorney, each executed by Boilini, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer, authorizing Cohen to sign and file this Schedule 13G on each person's behalf which were filed with Amendment No. 5 to the Schedule 13D filed with the Securities and Exchange Commission on February 2, 1998, by such Reporting Persons with respect to the Units of Axogen Limited, are hereby incorporated by reference.

                              Page 28 of 28 Pages